Exhibit 10.1

Execution Version

Fourth Amendment

to

Credit Agreement

among

Energy One LLC,

as Borrower,

The Guarantor Party Hereto,

Wells Fargo Bank, National Association,

as Administrative Agent,

and

The Lenders Signatory Hereto

Sole Bookrunner and Sole Lead Arranger

Wells Fargo Securities, LLC

Fourth Amendment to Credit Agreement

This Fourth Amendment to Credit Agreement (this “Fourth Amendment”) dated as of August 11, 2016, is among Energy One LLC, a limited liability company duly formed and existing under the laws of the State of Wyoming (the “Borrower”); the undersigned Guarantor (the “Guarantor” and collectively with the Borrower, the “Obligors”); Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”); and the Lenders signatory hereto.

Recitals

A.           The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of July 30, 2010 (as amended by the First Amendment to Credit Agreement dated April 10, 2012, the Second Amendment to Credit Agreement dated July 23, 2013 and the Third Amendment to Credit Agreement dated as of July 16, 2015, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B.           The Borrower and the Guarantor are parties to that certain Guarantee and Pledge Agreement, dated as of July 30, 2010, made by the Borrower and each of the other Obligors party thereto in favor of the Administrative Agent (the “Guarantee and Pledge Agreement”).

C.           The Borrower, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as more fully set forth herein.

D.           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Fourth Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all section and schedule references in this Fourth Amendment refer to sections or schedules of the Credit Agreement.

Section 2.          Amendments to Credit Agreement.

2.1           Amendments to Section 1.02.

(a)          The definition of “Agreement” is hereby amended and restated in its entirety to read as follows:

“Agreement” means this Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as the same may from time to time be further amended, modified, supplemented or restated.

(b)          The definition of “Federal Funds Effective Rate” is hereby amended by replacing the period at the end of such definition with the following:

; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)          The definition of “LIBO Rate” is hereby amended by replacing the period at the end of such definition with the following:

; provided that, notwithstanding the foregoing, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(d)          The definition of “Security Instruments” is hereby amended by inserting the phrase “the Parent Pledge Agreement,” after the phrase “the Guaranty Agreement,” and before the phrase “mortgages”.

(e)          The following definitions are hereby added where alphabetically appropriate to read as follows:

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of August 11, 2016, among the Borrower, the Guarantor, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” has the meaning ascribed to such term in the Fourth Amendment.

“Parent Pledge Agreement” means a Pledge Agreement by the Parent in favor of the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent pledging 7,436,505 shares of common stock issued by Anfield Resources Inc. and owned by the Parent in favor of the Administrative Agent for the benefit of the Guaranteed Creditors (as defined therein) to secure the Indebtedness, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

2.2           Amendment to Section 8.01(c). Section 8.01(c) is hereby amended and restated in its entirety to read as follows:

(c)          Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying the general and administrative expense of the Borrower and its Subsidiaries and U.S. Energy Corp. and its subsidiaries, on a combined basis, for the period from the beginning of the current fiscal year through the most recently ended fiscal quarter.

2.3           Amendments to Section 8.13. Section 8.13 is hereby amended as follows:

(a)          Section 8.13 is hereby amended by replacing each reference to “85%” therein with a reference to “95%”.

(b)         New subsections (d) and (e) are hereby added to the end of Section 8.13 to read as follows:

(d)          In connection with the expenditure of cash directed toward the acquisition or development of any Oil and Gas Properties by the Parent, the Borrower or any of their respective Subsidiaries after the Fourth Amendment Effective Date, the Parent and the Borrower shall, and shall cause their respective Subsidiaries to, deliver at the time of delivery to the Administrative Agent of title information pursuant to Section 8.13, title information in form and substance acceptable to the Administrative Agent covering 95% of the total value of such additional Oil and Gas Properties as reflected in the Reserve Report.

(e)          If the Borrower, the Parent or any of their respective Subsidiaries has provided title information for additional Properties under Section 8.13(d), the Borrower or the Parent shall, and shall cause such respective Subsidiary to, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information or (ii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the value of such additional Oil and Gas Properties.

2.4           Amendments to Section 8.14. Section 8.14 is hereby amended as follows:

(a)          Section 8.14(a) is hereby amended by replacing each reference to “85%” therein with a reference to “95%”.

(b)          A new subsection (d) is hereby added to the end of Section 8.14 to read as follows:

(d)          In connection with the acquisition or development of any Oil and Gas Properties by the Parent, the Borrower or any of their respective Subsidiaries after the Fourth Amendment Effective Date, the Parent and the Borrower shall, and shall cause their respective Subsidiaries to, grant to the Administrative Agent as security for the Indebtedness, contemporaneously with the delivery of the Reserve Report required pursuant to Section 8.12, a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on 95% of the total value of such additional Oil and Gas Properties acquired or developed. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

2.5           Amendment to Section 9.04. Section 9.04 is hereby amended and restated in its entirety to read as follows:

The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its holders of Equity Interests or make any distribution of its Property to its Equity Interest holders without the prior approval of the Majority Lenders, except that the Borrower may declare and pay (a) dividends or distributions with respect to its Equity Interests payable solely in additional membership interests of its Equity Interests (other than Disqualified Capital Stock) and (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

2.6           Amendment to Section 9.12. Section 9.12 is hereby amended by adding the following sentence to the end of Section 9.12:

Notwithstanding the foregoing or anything to the contrary contained herein, without the prior approval of the Majority Lenders, from and after the Fourth Amendment Effective Date, the Borrower will not, and will not permit any Subsidiary to: (a) sell, assign, farm-out, convey or otherwise transfer any Property except for (i) the sale of Hydrocarbons in the ordinary course of business and (ii) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use or (b) voluntarily terminate or unwind any Swap Agreements or create any off-setting positions which have the economic effect of terminating any Swap Agreements.

2.7           Amendment to Article IX. Article IX is hereby amended by adding a new Section 9.20 to the end thereof to read as follows:

Section 9.20         General and Administrative Expense. The Borrower shall not permit general and administrative expense recognized as an expense under GAAP to exceed $3,000,000 in the aggregate for the Borrower and its Subsidiaries and U.S. Energy Corp. and its subsidiaries, on a combined basis, for fiscal year 2016 or fiscal year 2017. For purposes of this Section 9.20, general and administrative expenses shall exclude stock-based compensation expense, depreciation, amortization, and similar expenses that will not ultimately be settled in cash.

2.8           Amendment to Section 10.01(d). Section 10.01(d) is hereby amended by replacing the phrase “Section 8.14” therein with the phrase “Section 8.13(e), Section 8.14”.

Section 3.          Conditions Precedent. This Fourth Amendment shall become effective on the date (such date, the “Fourth Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 12.02):

3.1           The Administrative Agent shall have received from the Lenders and the Borrower counterparts (in such number as may be requested by the Administrative Agent) of this Fourth Amendment signed on behalf of such Persons.

3.2           The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement (including, but not limited to, the reasonable fees of Paul Hastings LLP).

3.3           The Administrative Agent shall have received duly executed and notarized deeds of trust and/or mortgages or supplements to existing deeds of trust and/or mortgages in form satisfactory to the Administrative Agent to the extent necessary, so that (a) the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report and (b) the Mortgaged Properties include 100% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries described on Schedule 1 attached to this Fourth Amendment.

3.4           The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that on the Fourth Amendment Effective Date, the total Revolving Credit Exposures do not exceed the Borrowing Base then in effect.

3.5           No Default shall have occurred and be continuing as of the Fourth Amendment Effective Date.

3.6           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Parent Pledge Agreement.

3.7           The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.

The Administrative Agent is hereby authorized and directed to declare this Fourth Amendment to be effective (and the Fourth Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 3 or the waiver of such conditions as permitted in Section 12.02. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 4.          Borrowing Base Maintenance; Postponement of Next Scheduled Redetermination.

4.1           Borrowing Base Maintenance. For the period from and including the Fourth Amendment Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $6,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.13(c) or Section 9.12(d). For the avoidance of any doubt, this Borrowing Base redetermination shall constitute the April 1, 2016 Scheduled Redetermination.

4.2           Postponement of Next Scheduled Redetermination. Notwithstanding the provisions of Section 2.07, in lieu of the October 1, 2016 Scheduled Redetermination, the next Scheduled Redetermination shall instead occur on December 1, 2016. For the avoidance of any doubt, in lieu of the Reserve Report as of June 30, 2016 that is required to be furnished to the Administrative Agent and the Lenders on or before September 1, 2016 pursuant to Section 8.12, the Borrower shall instead furnish to the Administrative Agent and the Lenders on or prior to November 1, 2016, a Reserve Report as of August 31, 2016.

Section 5.          Limited Waivers.

Section 9.01(a) provides that the Borrower will not, as of the last day of any fiscal quarter, permit its ratio of (i) EBITDAX for the four fiscal quarter then ending to (ii) Interest Expense for such period to be less than 3.0 to 1.0 (such financial covenant, the “Interest Coverage Ratio Covenant”). The Borrower has informed the Administrative Agent and the Lenders that the Borrower was not in compliance with the Interest Coverage Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and does not expect to be in compliance with the Interest Coverage Ratio Covenant as of the last day of the fiscal quarter ending June 30, 2016. Accordingly, the Borrower has requested that the Lenders waive, and the Lenders do hereby waive, the Borrower’s compliance with the Interest Coverage Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and as of the last day of the fiscal quarter ending June 30, 2016.

Section 9.01(b) provides that the Borrower will not, at any time, permit its ratio of Total Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 3.5 to 1.0 (such financial covenant, the “Leverage Ratio Covenant”). The Borrower has informed the Administrative Agent and the Lenders that the Borrower was not in compliance with the Leverage Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and does not expect to be in compliance with the Leverage Ratio Covenant as of the last day of the fiscal quarter ending June 30, 2016. Accordingly, the Borrower has requested that the Lenders waive, and the Lenders do hereby waive, the Borrower’s compliance with the Leverage Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and as of the fiscal quarter ending June 30, 2016.

Section 9.01(c) provides that the Borrower will not, as of the last day of any fiscal quarter, permit its ratio of (i) consolidated current assets to (ii) consolidated current liabilities to be less than 1.0 to 1.0 (such financial covenant, the “Current Ratio Covenant”). The Borrower has informed the Administrative Agent and the Lenders that the Borrower was not in compliance with the Current Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and does not expect to be in compliance with the Current Ratio Covenant as of the last day of the fiscal quarter ending June 30, 2016. Accordingly, the Borrower has requested that the Lenders waive, and the Lenders do hereby waive, the Borrower’s compliance with the Current Ratio Covenant as of the last day of the fiscal quarter ending March 31, 2016 and as of the last day of the fiscal quarter ending June 30, 2016.

Except as expressly waived herein, all covenants, obligations and agreements of the Borrower and each Guarantor contained in the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms. Without limitation of the foregoing, the foregoing waivers are hereby granted to the extent and only to the extent specifically stated herein and for no other purpose and shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, or amendment to, any other term or condition of the Credit Agreement, any other Loan Document or any of the documents referred to therein, (b) except as expressly set forth herein, prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the documents referred to therein, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any Guarantor or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Granting the waivers set forth herein does not and should not be construed to be an assurance or promise that consents or waivers will be granted in the future, whether for the matters herein stated or on other unrelated matters.

Section 6.          Post-Closing Covenants.

6.1           Title.         Within 90 days following the Fourth Amendment Effective Date, the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least (a) 95% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries evaluated by the most recently delivered Reserve Report and (b) 100% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries described on Schedule 1 attached to this Fourth Amendment.

6.2           Riverton Real Estate.         Within forty-five (45) days following the Fourth Amendment Effective Date, the Administrative Agent shall have received from the Parent the following:

(a)         a duly executed mortgage for the Riverton Real Estate (the “Mortgage”); and

(b)          written customary legal opinions of local counsel for the Loan Parties with respect to the Mortgage as to such matters as the Administrative Agent may reasonably request (including the enforceability of each Mortgage and perfection of any related fixture filings (if any)), in form and substance reasonably satisfactory to the Administrative Agent.

6.3           Riverton Real Estate Title Policy and Survey. If at any time after December 1, 2016, the Administrative Agent determines in its sole discretion that there is not sufficient collateral for the Indebtedness, then within forty-five (45) days following the Borrower’s receipt of a notice from the Administrative Agent of such determination (notice of such determination, the “Collateral Notice”), the Administrative Agent shall have received from the Parent the following:

(a)          a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (or a customary marked, binding title commitment to issue such policies), accompanied by a borrower affidavit or, if required by the Title Company, gap indemnity in favor of the Title Company, in form and substance reasonably acceptable to the Administrative Agent, including such endorsements as the Administrative Agent may deem reasonably necessary (including zoning endorsements where available, which may necessitate the delivery of a zoning report) and in an amount equal to the value of the Riverton Real Estate as approved by the Administrative Agent, issued by Title Company or another title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgage to be a valid first and subsisting Lien on the property described therein, free and clear of all defects, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens (filed and inchoate)) as the Administrative Agent may deem reasonably necessary; and

(b)          a survey for all real property owned by Parent in Riverton, Wyoming (the “Riverton Real Estate” meeting ALTA/NSPS 2016 Minimum Standard Detail Requirements, including Table A Items 2-4, 7(a), 7(b)1, 7(c), 8, 9, 13, 14, 16, and 20, certified to the Borrower, the Parent and Administrative Agent and the applicable title insurance company (the “Title Company”).

6.4           Riverton Real Estate Flood Insurance. If at any time any improvement to the Riverton Real Estate is located in a special flood hazard area and flood insurance is available in the community in which the Riverton Real Estate is located, then upon the earlier to occur of (a) forty-five (45) days following the Borrower’s receipt of a Collateral Notice and (b) thirty (30) days following the Borrower’s receipt of a notice from the Administrative Agent that a Lender’s lending requirements or lending policies require flood insurance on such improvement to the Riverton Real Estate, the Parent shall provide to the Administrative Agent a copy of the following: the flood insurance policy, the Parent’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent.

The failure by the Borrower or the Parent to comply with any of the requirements of this Section 6 of this Fourth Amendment shall constitute an immediate Event of Default.

Section 7.          Miscellaneous.

7.1           Confirmation.  The provisions of the Credit Agreement, as amended by this Fourth Amendment, shall remain in full force and effect following the Fourth Amendment Effective Date.

7.2           Ratification and Affirmation; Representations and Warranties.  Each Obligor hereby: (a) acknowledges the terms of this Fourth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document and agrees that each Loan Document remains in full force and effect as expressly amended hereby; (c) agrees that from and after the Fourth Amendment Effective Date each reference to the Credit Agreement in the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Fourth Amendment; and (d) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Fourth Amendment: (i) all of the representations and warranties contained in each Loan Document are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

7.3           Counterparts.  This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Fourth Amendment by telecopy, facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

7.4           No Oral Agreement.  This Fourth Amendment, the Credit Agreement, the Guaranty and Pledge Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or oral agreements of the parties. There are no oral agreements between the parties.

7.5           GOVERNING LAW.  THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

7.6           Payment of Expenses.  In accordance with Section 12.03, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Fourth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

7.7           Severability.  Any provision of this Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.8           Successors and Assigns.  This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.9           Loan Document. This Fourth Amendment is a “Loan Document” as defined and described in the Credit Agreement, and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

7.10         Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EACH OBLIGOR hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each LENDER, the Arranger, the Issuing Bank, and each of their respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents, advisors (including attorneys, accountants and experts) and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the FOURTH AMENDMENT Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this FOURTH AMENDMENT, the Credit Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). eaCH oBLIGOR, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 7.10 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed effective as of the Fourth Amendment Effective Date.

BORROWER:	ENERGY ONE LLC

	By:	/s/ David Veltri
	Name:	David Veltri
	Title:	CEO and President

GUARANTOR:	U.S. ENERGY CORP.

	By:	/s/ David Veltri
	Name:	David Veltri
	Title:	CEO and President

ADMINISTRATIVE AGENT:	WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

	By:	/s/ Patrick J. Fults
	Name:	Patrick J. Fults
	Title:	Director